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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549



                          Form 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September
2, 1997.

                    NORWEST FINANCIAL, INC.
   (Exact name of registrant as specified in its charter)

         Iowa                     2-80466            42-1186565
(State or other jurisdiction  (Commission File    (I.R.S. Employer
 of incorporation)             Number)           Identification No.)


206 Eighth Street, Des Moines, Iowa               50309
(Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code (515) 243-2131




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Item 2. Acquisition or Disposition of Assets.

     As previously reported by Norwest Financial, Inc. (the "Company") in its Form 8-K Current Report dated July 8, 1997, on June 23, 1997, Norwest Corporation ("Norwest"), the indirect parent of the Company, entered into a definitive purchase agreement with BankBoston Corporation ("BankBoston") for Norwest to acquire Fidelity Acceptance Corporation ("Fidelity"), BankBoston's sub-prime automobile finance subsidiary. At that time, Norwest and the Company contemplated that the Company would acquire Fidelity, directly or indirectly, and thereafter own and operate Fidelity and its subsidiaries.

     Norwest, through its wholly-owned subsidiary, Fidelity Acceptance Holding, Inc. ("FAHI"), consummated the purchase of Fidelity on August 31, 1997. On September 2, 1997, Norwest made a capital contribution, without consideration, of all of the issued and outstanding shares of capital stock of FAHI to Norwest Financial Services, Inc. ("NFSI"), the direct parent of the Company. Immediately thereafter, NFSI made a capital contribution, without consideration, of all of the issued and outstanding shares of capital stock of FAHI to the Company and, as a result thereof, Fidelity became an indirect wholly-owned subsidiary of the Company on September 2, 1997.

     As of June 30, 1997, Fidelity and its subsidiaries operated 150 branch offices in 31 states and Guam. As of such date Fidelity and its subsidiaries had approximately
$1.13 billion of net finance receivables outstanding.

     The principal business of Fidelity and its subsidiaries is making direct loans secured by automobiles and purchasing sales finance contracts directly from automobile dealers. Fidelity and its subsidiaries also offer credit life and disability insurance to borrowers; some of these insurance policies are reinsured by Fidelity's life insurance subsidiary.

     The cash purchase price for Fidelity included a $70 million premium in excess of the adjusted consolidated stockholder's equity of Fidelity and its subsidiaries at closing. The total purchase price was approximately $344 million. In addition, intercompany borrowings of Fidelity and its subsidiaries, which totaled approximately $756 million, including accrued interest, were repaid at closing.

     Funds necessary for the purchase of Fidelity and its subsidiaries were obtained from the incurrence of additional indebtedness by the Company (both short-term and long-term), as well as from retained earnings. The sources and approximate amounts of such funds were as follows:


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               (In millions)

     Long-term debt securities issued to the public    $650
     Short-term borrowings (commercial paper)           254
     Internally generated funds (retained earnings)     196
                                                     $1,100


     Such funds, totaling approximately $1.1 billion, were lent by the Company to FAHI immediately prior to closing in order to effectuate the purchase of Fidelity. No indebtedness for borrowed money was assumed by the Company or any of its subsidiaries in this transaction, except that $80,000,000 of 6.67% Senior Notes due October 15, 1997 issued by Fidelity remain outstanding.


                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    NORWEST FINANCIAL, INC.

                    By:  /s/ Dennis E. Young
                         Dennis E. Young
                         Senior Vice President, Chief Financial
                         Officer and Treasurer


Date:  September 3, 1997